Filed Pursuant to Rule 433
                                                            File No.: 333-132319

      Section 2.03      Representations and Warranties of CRMSI and CMI.
                        -----------------------------------------------

      (a) CRMSI makes the representations and warranties set forth in Article XIV to the Trustee (which representations are incorporated by reference herein as though set forth below in this Section 2.03(a)) and, in addition, CRMSI hereby represents and warrants to the Trustee that:

            (i) The information set forth in Exhibit B was true and correct in all material respects as of the Cut-Off Date.

            (ii) As of the Cut-Off Date and as of the Issue Date, each Mortgage is a valid first lien on the property securing the related Mortgage Note subject only to (a) the lien of current real property taxes and assessments, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally or specifically referred to in the title insurance policy or reflected in the appraisal obtained in connection with the origination of the related Mortgage Loan and (c) other matters to which like properties are commonly subject that do not in the aggregate materially interfere with the benefits of the security intended to be provided by such Mortgage.

            (iii) Immediately prior to the transfer of the Mortgage Loans to the Trustee, CRMSI has good title to, and is the sole owner of, each Mortgage Loan (except as set forth in clause (v) below) and immediately upon the transfer and assignment herein contemplated, CRMSI will have taken all steps necessary so that the Trustee will have good title to, and will be the sole owner of, each Mortgage Loan (except as set forth in clause (v) below).

            (iv) As of the Cut-Off Date, except as stated in Article XIV, no payment of principal of or interest on or in respect of any Mortgage Loan is more than 30 days Delinquent.

            (v) As of the Cut-Off Date and as of the Issue Date, there is no mechanics' lien or claim for work, labor or material affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such Mortgage except those which are insured against by the title insurance policy or report referred to in (x) below.

            (vi) As of the Cut-Off Date and as of the Issue Date, there is no delinquent tax or assessment lien against any Mortgaged Property.

            (vii) As of the Issue Date, there is no valid offset, defense or counterclaim to any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note.

            (viii) As of the Cut-Off Date and as of the Issue Date, each Mortgaged Property is free of substantial damage.

            (ix) Each Mortgage Loan, at the time it was originated, complied in all material respects with applicable State, local and federal laws, including, but not limited to, all applicable usury, equal credit opportunity and disclosure laws and all applicable Predatory Lending Laws.

            (x) A lender's title insurance policy or binder (which policy was issued in standard ALTA or equivalent form), insured title report or other assurance of title customary in the relevant jurisdiction, was issued on the date of the origination of each Mortgage Loan and, as of the Issue Date, each such policy, binder, report or assurance is valid and remains in full force and effect.

            (xi) The Mortgage Loans conform in all material respects with the descriptions thereof in the Prospectus relating to the Certificates.

            (xii) The original principal balance of each Mortgage Loan was not more than 100% of the Original Value of such Mortgage Loan.

            (xiii) For each Mortgage where a Lost Note Affidavit has been delivered to the Trustee, the related original Mortgage Note is no longer in existence.

            (xiv) As of the Issue Date, each Mortgage was recorded (or was in the process of being recorded) in the name of CRMSI or an Affiliate of CRMSI.

            (xv) No Mortgage has been satisfied, canceled, subordinated or rescinded, in whole or in part, and the related Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, release, cancellation, subordination or rescission.

            (xvi) No fraud or material misrepresentation with respect to the origination of a Mortgage Loan has been committed by CRMSI or any Affiliate of CRMSI;

            (xvii) The proceeds of each Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder.

            (xviii) As of the date of origination and as of the Cut-Off Date, to the best of CRMSI's knowledge, each Mortgaged Property was lawfully occupied.

            (xix) The servicing and collection practices used in connection with each Mortgage Loan have been in all material respects in accordance with applicable law.

            (xx) As of the Cut-Off Date, there was no proceeding pending or, to CRMSI's knowledge, threatened for the total or partial condemnation of a Mortgaged Property.

            (xxi) As of the Cut-Off Date, no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding.

            (xxii) The Mortgage Documents for all Mortgage Loans have been delivered to the Custodian or will be so delivered within a reasonable time after receipt thereof from a settlement agent or recording officer.

            (xxiii) No Mortgage Loan contains provisions pursuant to which Scheduled Payments are paid or partially paid with funds deposited in any separate account established by the Originator or any other person on behalf of the Mortgagor, or contains any similar provisions which may constitute a "buydown" provision.

            (xxiv) No Mortgage Loan is a high cost loan under the Predatory Lending Law of any jurisdiction in which a Mortgaged Property is located. No Mortgage Loan is a "High Cost Loan" or "Covered Loan," as such terms are defined in the current version of Standard & Poor's LEVELS(R) Glossary, (Version 5.7 Revised). No Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

            (xxv) Each Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code.

            (xxvi) Each Mortgage Loan was originated by an entity described in
      Section 3(a)(41)(A)(ii) of the Exchange Act.

            (xxvii) As of the Issue Date, no Mortgage or Mortgage Note has been modified in any material respect, except by a written instrument that has been recorded or submitted for recordation, if necessary, to protect the interests of the Certificateholders and the original or a copy of which has been delivered to the Custodian.

            (xxviii) To the best of CRMSI's knowledge, at the Issue Date, the improvements upon each Mortgaged Property are covered by a valid and existing hazard insurance policy with a generally acceptable carrier that provides for fire and extended coverage and coverage for such other hazards as are customary in the area where the Mortgaged Property is located.

            (xxix) To the best of CRMSI's knowledge, at the Issue Date, if the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy in a form meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect with respect to such Mortgaged Property with a generally acceptable carrier.

            (xxx) The Mortgage Loans were not selected from the Originator's portfolio of non prime and sub-prime residential mortgage loans on the Cut-Off Date in a manner believed to be adverse to the interests of the Certificateholders.

The issuer has filed a registration statement (including a core prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the core prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The file number for the issuer's registration statement is No. 333-132319. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the core prospectus if you request it by calling 1-877-858-5407.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time.